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CONTACT:  F. RICHARD NICHOL, PH.D.                     LUCY MORRISON
          PRESIDENT & CHIEF EXECUTIVE OFFICER          DIRECTOR
          COCENSYS, INC.                               FEINSTEIN KEAN PARTNERS
          949/753-6110 OR 753-6122                     617/577-8110

          JOANN L. DATA, M.D., PH.D.
          EXECUTIVE VICE PRESIDENT, PRODUCT
            DEVELOPMENT & REGULATORY AFFAIRS
          COCENSYS, INC.
          949/753-6110 OR 753-6122


           COCENSYS ANNOUNCES CLINICAL RESULTS FROM PHASE II MIGRAINE TRIAL

           CORPORATE STRATEGY TO LEVERAGE PIPELINE FOR NEAR-TERM VALUE AND
                            LONG-TERM FINANCIAL STABILITY


IRVINE, CALIFORNIA/PR NEWSWIRE/OCTOBER 16, 1998 - CoCensys, Inc. (Nasdaq: COCN) today announced results from its Phase II clinical trial using a tablet formulation of ganaxolone for acute migraine. While the patients receiving ganaxolone reported pain relief at a rate in excess of those receiving placebo, the difference was not statistically significant. The Company did achieve statistically significant results in pain relief at two hours in a subset of forty-five female patients who were dosed with ganaxolone or placebo within five days following start of menses. Based on the results of the trial, the Company intends to seek a collaboration partner to develop ganaxolone for migraine prophylaxis as well as for epilepsy, for which the drug has shown promising results in previous clinical trials. The Company also will seek a collaboration partner to develop backup compounds to ganaxolone for acute migraine therapy.

The migraine trial was a double-blind, placebo-controlled study involving 325 female and male migraine patients at 19 clinical sites throughout the United States. The out-patient trial was designed to assess the safety, tolerability and efficacy of a single dose of a tablet formulation of ganaxolone, building on the encouraging results seen in a prior Phase II clinical trial using a liquid suspension formula of ganaxolone for acute migraine therapy. Primary endpoints for the trial were pain relief at two and four hours post-dosing.

Joann L. Data, M.D., Ph.D., Executive Vice President, Product Development and Regulatory Affairs, reported: "Ganaxolone is a synthetic version of naturally occurring neuroactive compounds known as epalons which bind to the GABAA receptors in the brain. This trial once again supported the safety of ganaxolone and the epalons in general; we did not see any serious adverse events nor any cardiovascular side effects associated with ganaxolone. The only

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statistically relevant side effects that occurred in patients receiving ganaxolone were, as predicted, somnolence, dizziness and fatigue."

"Based on the results of the trial, we have initiated a strategy for CoCensys designed to leverage the Company's very broad scientific and clinical resources through collaborations," said F. Richard Nichol, Ph.D., President and Chief Executive Officer of CoCensys. "As of September 30, 1998, we had in excess of
$15 million in cash, which will keep us funded well into 1999.   To capitalize
on the value of our portfolio and to ensure the long-term financial stability of the Company, we will:

- First, focus immediately on identifying a corporate partner to proceed with development of ganaxolone for epilepsy. This will capitalize on the positive results achieved in previous adult and pediatric epilepsy trials.
- Second, seek a partner to develop ganaxolone for migraine prophylaxis. Ganaxolone may have a similar mechanism of action to another drug approved for migraine prophylaxis (divalproex sodium).
-    Third, seek a partner to develop epalon analogs for acute migraine.
- Fourth, identify a corporate partner for our program to develop sodium channel blockers for the treatment of neuropathic pain and epilepsy."

Dr. Nichol noted that CoCensys currently has development programs with the Wyeth-Ayerst Laboratories Division of American Home Products to develop epalons for the treatment of anxiety and with Warner-Lambert Company to identify and develop sub-type selective NMDA receptor antagonists for the treatment of a variety of neurological and psychiatric diseases such as cerebral ischemia, Parkinson's disease, epilepsy and chronic pain.

CoCensys is a biopharmaceutical company that discovers and develops products for the treatment of neurological and psychiatric disorders. The Company's product development programs focus on novel small molecule compounds for the treatment of epilepsy, anxiety, Parkinson's and other neurodegenerative diseases, neuropathic pain, migraine, insomnia and stroke. More information about the Company is available on its web site: http://www.cocensys.com.

This press release includes forward looking statements that involve a high degree of technological, regulatory and competitive risks and uncertainties inherent to early stage biopharmaceutical companies. Actual results may differ due to a number of factors, including the fact that preclinical testing and clinical trial results are not necessarily predictive of whether future testing and trials will replicate or confirm these results or whether a therapeutic agent will succeed in subsequent clinical trials or be approved by the FDA or other regulatory agency as a drug, as well as those factors that are more fully discussed in the Company's most recent Form 10-K and Form 10-Q.

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